Exhibit 99.6

June 4, 2020

Quhuo Limited

3rd Floor, Block D, Tonghui Building

No. 1132 Huihe South Street

Chaoyang District, Beijing

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name as a director of Quhuo Limited (the “Company”) in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ JIAO Jie

Name: JIAO Jie